Exhibit 99.1

Socket Mobile reports ninth consecutive quarter of profitable operating results

1H 2017 cordless barcode scanner sales up 40 percent year over year

NEWARK, Calif., – July 27, 2017 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported revenue growth and profitable operating results for the three and six months ended June 30, 2017. Cordless barcode scanning revenues were $5.7 million or 98 percent of total revenue for the second quarter of 2017 and $11.2 million or 98 percent of total revenue for the six months ended June 30, 2017, compared to cordless barcode scanning revenues in 2016 of $4.0 million or 77 percent of total revenue for the second quarter and $8.0 million or 78 percent of total revenue for the same periods a year ago, a year-over-year increase in cordless barcode scanning revenue of 41 percent for the second quarter and 40 percent for the six months ended June 30, 2017, respectively.

Total revenue for the second quarter of 2017 was $5.8 million, an increase of 11 percent over revenue of $5.2 million for the same quarter a year ago and an increase of three percent sequentially from revenue of $5.6 million in the immediately preceding quarter. Revenue for the six months ended June 30, 2017 was $11.4 million, an increase of 11 percent compared to revenue of $10.3 million for the same period a year ago. Revenue in 2016 included sales of handheld computer products of $1.1 million and $1.9 million for the three and six month periods ended June 30, 2016, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure of operating performance, was $1,095,000 for the quarter ended June 30, 2017 compared to $734,000 for the same quarter a year ago. EBITDA was $1,938,000 for the six months ended June 30, 2017 compared to $1,463,000 for the same period a year ago. Details are included following the income statement presented near the end of this release.

Net income for the second quarter of 2017 was $490,000 or $0.06 per fully diluted share, compared to net income for the second quarter of 2016 of $517,000 or $0.07 per fully diluted share. Net income for the six months ended June 30, 2017 was $876,000, or $0.12 per fully diluted share, compared to net income of $1,065,000 or $0.16 per fully diluted share for the same period in 2016. Net income in 2017 was reduced by income taxes of $387,000 or $0.05 per fully diluted share in the second quarter, and by income taxes of $640,000 or $0.08 per fully diluted share for the six months ended June 30, 2017. Income taxes in 2016 were accounted for with a full valuation allowance and were $33,000 or zero cents per share in the second quarter of 2016 and $41,000 or zero cents per share for the six months ended June 30, 2016. The Company added deferred tax assets of $9,589,000 to the balance sheet on December 31, 2016 that included $8.1 million in net operating loss (NOL) carryforwards that will be applied in lieu of cash against current and future Federal and State income taxes payable.

Gross margins on revenue for the three and six month periods ended June 30, 2017 were 53.6 percent and 52.7 percent of revenue, respectively, compared to 49.5 percent and 49.6 percent, respectively, for the corresponding periods in 2016.

Operating expenses for the second quarter of 2017 were $2.2 million compared to operating expenses in the second quarter of 2016 of $2.0 million. Operating expenses for the six months ended June 30, 2017 were $4.4 million, an increase of 14 percent compared to operating expenses of $3.9 million for the same period a year ago.

The Company’s balance sheet at June 30, 2017 included net equity of $18.0 million and cash of $2.1 million compared to net equity of $16.2 million and cash of $1.3 million at December 31, 2016.

Kevin Mills, president and chief executive officer, commented, “The second quarter was our ninth consecutive quarter of profitable operating results and our tenth consecutive quarter of positive cash flow. The widespread deployment of mobile applications by businesses for smart phones and tablets, the growing selection of our data capture products by mobile application developers, and the wide variety of barcode scanner options we offer to meet most business needs, has been driving our growth.

Socket Mobile continues to broaden its wide range of barcode scanner choices for mobile application developers that enable them to support many different scanning requirements and solutions. We expanded our DuraCase offerings in Q2 with the addition of the Samsung Galaxy S7.  We expect to deliver our first RFID/NFC reader, the D600, in Q3. The D600 captures data from RFID tags or from smartphones with Near Field Communications capabilities including identification, tickets and loyalty information. We expect applications that use these capabilities to be delivered by developers over the next 12 months which will contribute to our revenue growth starting in 2018.

“As smartphone and tablet technology continues to evolve, we remain focused on attracting and supporting mobile application developers with data capture products designed for the mobile markets they serve and on achieving continued growth and profitability,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 from within the U.S. Passcode is 8483 007. International free phone dial-in numbers may be accessed at http://web.meetme.net/r.aspx?p=11&a=ULeaDFBeZbCJKw. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted on the Company’s website within a few days of the call.

About Socket Mobile

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in mobile point of sale, asset management, transportation and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 2,000 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding mobile computer and data collection products, including details on the timing, distribution and market acceptance of new products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
David Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

Socket and DuraScan are registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2017, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue	$5,806	$5,212	$11,428	$10,256
Cost of revenue	2,696	2,632	5,405	5,170
Gross margin	3,110	2,580	6,023	5,086
Gross margin percent	53.6%	49.5%	52.7%	49.6%
Research & development	859	741	1,656	1,398
Sales & marketing	742	683	1,501	1,370
General & administrative	601	576	1,290	1,139
Total operating expenses	2,202	2,000	4,447	3,907
Operating Income	908	580	1,576	1,179
Interest (income) expense, net	31	30	60	73
Income tax expense	387	33	640	41
Net income	$490	$517	$876	$1,065
Earnings per share:
Basic	$0.08	$0.09	$0.15	$0.19
Fully diluted	$0.07	$0.07	$0.12	$0.16
Weighted average shares outstanding: Basic Fully diluted	5,965 7,786	5,822 7,475	5,939 7,765	5,733 7,159

Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income GAAP	$490	$517	$876	$1,065
Interest expense, net	31	30	60	73
Income tax expense	387	33	640	41
Depreciation	80	68	159	133
Stock compensation expense	107	86	203	151
Net income EBITDA	$1,095	$734	$1,938	$1,463

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2017 (Unaudited)	December 31, 2016*
Cash	$2,134	$1,319
Accounts receivable	3,090	2,867
Inventories	2,234	1,537
Deferred cost on shipments to distributors	202	948
Other current assets	507	260
Property and equipment, net	493	564
Goodwill	4,427	4,427
Deferred tax assets	8,643	9,589
Other assets	64	76
Total assets	$21,794	$21,587
Accounts payable and accrued liabilities	$2,187	$2,214
Convertible notes payable	753	753
Deferred revenue on shipments to distributors	464	2,010
Deferred service revenue	73	73
Other liabilities	351	366
Total liabilities	3,828	5,417
Common stock	63,313	62,896
Accumulated deficit	(45,347)	(46,726)
Total Stockholders’ Equity	17,966	16,170
Total Liabilities and Equity	$21,794	$21,587

*Derived from audited financial statements.

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